Free Writing Prospectus dated August 16, 2010

$1,171,300,000
Hyundai Auto Receivables Trust 2010-B
Issuing Entity

Hyundai ABS Funding Corporation	Hyundai Capital America
Depositor	Sponsor, Seller and Servicer

The depositor has prepared a preliminary prospectus supplement dated August 16, 2010 and prospectus dated August 16, 2010 which describe the notes to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	S&P
Class A-1 notes	P-1	A-1+
Class A-2 notes	Aaa	AAA
Class A-3 notes	Aaa	AAA
Class A-4 notes	Aaa	AAA

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.

Joint Bookrunners of the Notes

BofA Merrill Lynch	Barclays Capital	SOCIETE GENERALE

Co-Managers of the Notes

HSBC	RBC Capital Markets	RBS

The depositor has filed a registration statement (including a prospectus supplement and prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling (800) 294-1322.